Exhibit 99.1

Red Robin Gourmet Burgers Announces Intent to Acquire Red Robin Franchised Restaurants in Wisconsin & Minnesota for $20.9 million

Transaction Expected to Close in the Second Quarter of Fiscal 2008

Greenwood Village, CO — (BUSINESS WIRE) —January 31, 2008 — Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), the casual dining company that serves up fun, feel-good experiences by offering its guests an imaginative selection of high-quality gourmet burgers and innovative menu items in a family-friendly environment, today announced that it has agreed to acquire the assets of 11 existing Red Robin franchised restaurants for a total of $20.9 million. The Company will acquire an additional restaurant that is currently under construction in Eau Claire, Wisconsin upon its opening, which is expected to occur in May, 2008.

Eight of the existing franchised restaurants are located in Wisconsin and are owned by Dane County Robins, Inc., while the remaining three existing franchised restaurants are located in Minnesota and are owned by Minnesota Robins, Inc.  The Company will also acquire the development rights to the territory in Wisconsin that was formerly subject to exclusivity provisions.

The combined revenue from these existing 11 franchised restaurants was $31.1 million in 2007, as reported by Dane County Robins, Inc. and Minnesota Robin, Inc. respectively.  The Company currently expects the acquisitions, if completed, to close in the second quarter of fiscal 2008 and to be accretive to earnings.  The Company anticipates funding the purchase through borrowings under its credit facility.  The closing of the acquisitions is subject to completion of due diligence satisfactory to the Company, necessary licensing approvals, lease consents and transfers, and negotiating a definitive acquisition agreement, among other customary closing conditions.  The Company will update its earnings guidance upon the completion of this transaction.

“As we have stated in the past, we evaluate franchise acquisitions on an opportunistic basis, after consideration of many factors, including being accretive to earnings. This attractive market will be open to Company-owned development, which we would certainly anticipate over time,” said Dennis B. Mullen, chairman and chief executive officer.

About Dane County Robins, Inc.
Dane County Robins, Inc. was founded in 2001 by Tim Gotzion and his family, when they opened their first Red Robin franchise in Monona, WI.  Under various entities affiliated with Dane County Robins, Inc. the company grew to operate 11 Red Robin restaurants and employ over 1,000 team members in Wisconsin and Minnesota.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a kid- and family-friendly environment. Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages. There are more than 380 Red Robin® restaurants located across the United States and Canada, including corporate-owned locations and those operating under franchise agreements.

Forward-Looking Statements

Certain information and statements contained in this press release are forward-looking statements.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts.  These statements may be identified, without limitation, by the use of forward-looking terminology such as “intent,” “anticipates,”  “expects,” “subject to” or comparable terms or the negative thereof.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof.  These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements.  These risks and uncertainties include, but are not limited to, the following: delays in the due diligence and negotiation process or dissatisfaction with the results of due diligence; delays associated with or failure to obtain governmental and third-party consents; our ability to integrate the acquired restaurants and operate them as expected;  finalization of purchase price and adjustments related to the acquisition of these franchised restaurants; effectiveness of our management strategies and decisions; changes in availability of capital or credit facility borrowings; and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

Don Duffy/Raphael Gross of ICR

203-682-8200